SCHEDULE 14A INFORMATION
            REVOCATION STATEMENT PURSUANT TO SECTION 14(A)
               OF THE SECURITIES EXCHANGE ACT OF 1934

  Filed by the Registrant {X}

  Filed by a Party other than the Registrant {_}

  Check the appropriate box:
  {_}  Preliminary Proxy Statement (Revocation of Consent Statement)
  {_} Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
  {_}  Definitive Proxy Statement (Revocation of Consent Statement)
  {X}  Definitive Additional Materials
  {X}  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                 GREAT WESTERN FINANCIAL CORPORATION
             -----------------------------------------
           (Name of Registrant as Specified in Its Charter)

             -----------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

  Payment of Filing Fee (Check the appropriate box):

  {X}  No fee required.

  {_}  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

  (1)  Title of each class of securities to which transaction applies:

  (2)  Aggregate number of securities to which transaction applies:

  (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined): ___

  (4)  Proposed maximum aggregate value of transactions: ________________

  (5)  Total fee paid.
  --------
  {_}  Fee paid previously with preliminary materials.

  {_} Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

       (1)  Amount Previously Paid: __________________________________________

       (2)  Form, Schedule or Registration Statement No.: ____________________

       (3)  Filing Party: ____________________________________________________

       (4)  Date Filed: ______________________________________________________


                                 [Press Release]
                                                       NEWS

        [Great Western Logo]

        Contact:  Ian Campbell     (818) 775-3773      IMMEDIATE RELEASE
                  Charlie Coleman  (818) 775-3766      April 16, 1997

               GREAT WESTERN REPORTS FIRST QUARTER NET EARNINGS
          Operating Earnings Improve 25 Percent Over Year-Ago Quarter

        CHATSWORTH, Calif. -- Great Western Financial Corporation (NYSE: GWF) today reported first quarter 1997 net earnings of $65.7 million, or $0.44 per share -- and first quarter 1997 operating earnings of $89.1 million, or $0.61 per share -- compared with net income of $71.3 million, or $.47 per share, for the first quarter of 1996. The company said that while operating earnings grew 25 percent over the year-ago first quarter, net earnings for the first quarter of 1997 were reduced as a result of $33.7 million in merger-related costs.

              The major steps Great Western took in 1996 to accelerate its evolution into a more cost-efficient, full service consumer bank are now generating significant improvements in the company s operating results, said
        President and Chief Executive John F. Maher.   We are
        especially pleased that Great Western s new real estate loan volume grew by 34 percent, retail banking fee income continued to climb by nearly 30 percent, and our cost-cutting initiatives have produced a drop in expenses of more than 8 percent in the first quarter of 1997 over the year-ago quarter. We particularly look forward to bringing this improved performance capability to our strategic merger with Washington Mutual -- which will create a premier consumer banking company in the West and in Florida.

             New real estate loan volume increased to $1.7 billion in the first quarter of 1997, compared with $1.2 billion in the first quarter of 1996. The 34 percent growth in new real estate loan volume is primarily due to increased wholesale lending production. Approximately 67 percent of new loan originations in the first quarter of 1997 were adjustable rate mortgages, compared with approximately 64 percent in the same period of 1996. New real estate loans originated outside California increased to 63 percent of originations during the first quarter of 1997, compared with 61 percent of originations for the entire year of 1996.

             Net interest income totaled $338.2 million in the 1997 first quarter, compared with $352.3 million in the same quarter of 1996. The interest spread, the difference between the yield on interest earning assets and the company s interest bearing liabilities, was 3.13 percent for the first quarter of 1997, compared with 3.05 percent during the fourth quarter of 1996. For the year-ago first quarter, the interest spread was 3.23 percent. The decrease in the interest spread from the year-ago first quarter was primarily due to a reduction in the yield on loans, particularly on real estate loans affected by a decline in the 11th District Cost of Funds Index to which the majority of the company s real estate loan portfolio is tied, and consumer loans at the company s Consumer Finance Group.

             Noninterest income was $95.3 million in the 1997 first quarter, compared with $75.7 million in the 1996 first quarter. The growth in noninterest income from the year-ago quarter is due to an increase in retail banking fees and a $6.9 million gain on the sale of premises and equipment. Retail banking fees in the 1997 first quarter totaled $54 million, compared with $41.7 million in the first quarter of 1996. Retail banking fee income has improved due to expanded use of fee-based products and more active management of fee collection.

             Noninterest expense for the first quarter of 1997 included a charge of $33.7 million for transaction costs primarily related to the definitive merger agreement with Seattle-based Washington Mutual, Inc. that was announced on March 6. Excluding the impact of the merger-related charge, noninterest expense in the first quarter of 1997 totaled $244.7 million, compared with $260 million (excluding the impact of several non-recurring charges) in the fourth quarter of 1996. Noninterest expense for the first quarter
        of 1996 was $267.1 million.   Noninterest expenses fell more
        than 8 percent in the first quarter of 1997 compared with the year-ago first quarter.

             The decline in first quarter 1997 noninterest expense (excluding the impact of the merger-related charge) from the first quarter 1996 resulted from reduced salaries and benefits of $11.1 million as the benefits of the comprehensive program to reengineer the company s mortgage origination business and other efficiency initiatives are realized, and a lower FDIC insurance premium of $11.6 million due to the signing of the Deposit Insurance Funds Act of 1996.

             Merger-related transaction costs of $33.7 million include investment banking, legal, consulting fees and additional severance costs related to 1996 fourth quarter restructuring charges that were triggered effective February
        25, 1997 upon the adoption of a broad-based, change-in-control severance plan for Great Western employees. This increase to the restructuring accrual recorded in the 1996 fourth quarter is for incremental severance charges which employees terminated after February 24, 1997 are entitled to receive under provisions of the change-in-control severance plan adopted on that date.

             Nonperforming assets were $547.8 million, or 1.28 percent of total assets at March 31, 1997, compared with $546 million, or 1.27 percent of total assets at December 31, 1996. Nonperforming assets were $791.3 million, or 1.81 percent of total assets at March 31, 1996. Total nonperforming assets remained relatively unchanged compared with the previous quarter. An increase in nonperforming single family residential loans was offset by a decrease in real estate owned.

             The provision for loan and lease losses was $40.4 million in the 1997 first quarter, compared with $85.9 million in the fourth quarter of 1996 and $42.1 million for the year-ago first quarter. The decrease was due to reduced credit costs as a result of the bulk sale of nonperforming assets in the fourth quarter of 1996. Although the provision decreased, the company strengthened its reserve from 1.01 percent of total loans receivable at December 31, 1996 to 1.02 percent at March 31, 1997.

             The company s Consumer Finance Group produced net income of $10.7 million in the first quarter of 1997, compared with $14 million for the first quarter of 1996.
        The reduction in income from the year-ago first quarter is due primarily to a decline in net interest income from $67.2 million in the 1996 first quarter to $61.8 million in the 1997 first quarter as a result of a shift to a lower-yielding product mix. New loan volume in the first quarter of 1997 for the Consumer Finance Group increased to $463.9 million from $404.7 in the year-ago first quarter. Based in Tampa, Fla., the Consumer Finance Group primarily originates retail consumer loans through a network of more than 500 offices in 23 states.

             The increase in the effective tax rate during the first quarter of 1997 to 42.7 percent from 40 percent in the first quarter of 1996 was due to the non-deductibility of certain merger-related costs.

             With assets of $42.9 billion, Great Western Financial Corporation is a diversified financial services company operating more than 1,150 mortgage lending, retail banking, and consumer finance offices nationwide. The company s principal subsidiary, Great Western Bank, is a mortgage-oriented consumer bank with banking branch networks in California and Florida.

             Great Western Financial Corporation ("Great Western") and the persons named below may be deemed to be participants in the solicitation of proxies in connection with the merger of Great Western and Washington Mutual, Inc. ("Washington Mutual") pursuant to which each outstanding share of Great Western common stock would be converted into 0.9 shares of Washington Mutual common stock (the "Merger"). Participants in this solicitation may include the directors of Great Western (J. F. Montgomery, J. F. Maher, Dr. D. Alexander, H.
        F. Christie, S. E. Frank, J. V. Giovenco, F. A. Gryp, E.
        Hernandez, Jr., C. D. Miller, Dr. A. E. Siegel and   W. B.
        Wood, Jr.); the following executive officers of Great
        Western: J. L. Erikson, C. F. Geuther, M. M. Pappas, A. W. Schenck III, R. W. Sims and J. M. Studenmund; and the following other members of management of Great Western: S.
        F. Adams, B. F. Antenberg, B. R. Barkley, I. D. Campbell, C.
        E. Coleman, A. D. Meadows and J. A. Trotter (collectively, the "Great Western Participants"). Messrs. Montgomery and Maher beneficially own 680,488 shares and 611,762 shares of Great Western common stock, respectively (including shares subject to stock options exercisable within 60 days). The remaining Great Western Participants do not beneficially own, individually or in the aggregate, in excess of 1% of Great Western's equity securities.

             Great Western has retained Goldman, Sachs & Co. ("Goldman Sachs") and Merrill Lynch & Co. ("Merrill Lynch") to act as its financial advisors in connection with the Merger, as well as the merger proposal by H.F. Ahmanson & Company, for which they received and may receive substantial fees, as well as reimbursement of reasonable out-of-pocket expenses. In addition, Great Western has agreed to indemnify Goldman Sachs and Merrill Lynch and certain related persons against certain liabilities, Merrill Lynch is an investment banking firm that provides a full range of financial services for institutional and individual clients. Neither Goldman Sachs nor Merrill Lynch admits that it or any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the solicitation, or that Schedule 14A requires the disclosure of certain information concerning Goldman Sachs and Merrill Lynch. In connection with Goldman Sachs s role as financial advisor to Great Western, Goldman Sachs and the following investment banking employees of Goldman Sachs may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Great Western: J. Wender, J. Mahoney,
        A. Gordon, T. Owens and A. Vittorelli. In connection with Merrill Lynch's role as financial advisor to Great Western, Merrill Lynch and the following investment banking employees of Merrill Lynch may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Great Western: H. Lurie, L. S. Wolfe, P. Wetzel, F. V. McMahon, J. Esposito,
        A. Sun, C. Del-Moral Niles and K. Gupta. In the normal course of their respective businesses Goldman Sachs and Merrill Lynch regularly buy and sell securities issued by Great Western and its affiliates ("Great Western Securities") and Washington Mutual and its affiliates ("Washington Mutual Securities") for its own account and for the accounts of its customers, which transactions may result in Goldman Sachs and its associates and Merrill Lynch and its associates having a net "long" or net "short" position in Great Western Securities, Washington Mutual Securities, or option contracts with other derivatives in or relating to Great Western Securities or Washington Mutual Securities. As of April 7, 1997, Goldman Sachs had positions in Great Western Securities and Washington Mutual Securities as principal as follows: (i) net "long" 8,973 of Great Western's common shares; (ii) net "long" $1 million of Great Western's deposit notes; and (iii) net "long" 1,098 of Washington Mutual s common shares. As of April 7, 1997, Merrill Lynch had positions in Great Western Securities and Washington Mutual Securities as principal as follows: (i) net "long" 7,125 of Great Western's common shares; (ii) net "long'' 1,526 of Washington Mutual s common shares.

             Other participants include Washington Mutual and may include the directors of Washington Mutual (D. P. Beighle,
        D. Bonderman, H. M. Bridge, J.T. Crandall, R. H. Eigsti, J.
        W. Ellis, D. J. Evans, A. V. Farrell, W.P. Gerberding, K. K. Killinger, S. B. McKinney, M. K. Murphy, L. H. Pepper, W. G. Reed, Jr. and J. H. Stever); the following executive officers of Washington Mutual: C. S. Davis, S. P. Freimuth,
        L. D. Lannoye, W. A.  Longbrake, D. W. Oppenheimer, C. E.
        Tall and S. L. Wilson; and the following other members of management of Washington Mutual: K. Christensen, J.
        DeGrande, W. Ehrlich, J. B. Fitzgerald, M. Kittner and D. G. Wisdorf (collectively, the "Washington Mutual Participants"). Messrs. Bonderman, Crandall and Killinger beneficially own 1,894,141 shares, 6,549,755 shares and 1,044,224 shares of
        Washington Mutual common stock, respectively. The remaining Washington Mutual Participants do not beneficially own, individually or in the aggregate, in excess of 1% of Washington Mutual's equity securities. The Washington Mutual Participants do not beneficially own, individually or in the aggregate, in excess of 1% of Great Western's equity securities.

             Washington Mutual has retained Lehman Brothers Inc. ("Lehman Brothers") to act as its financial advisor in connection with the Merger for which it received and may receive substantial fees as well as reimbursement of reasonable out-of-pocket expenses. In addition, Washington Mutual has agreed to indemnify Lehman Brothers and certain related persons against certain liabilities, including certain liabilities under the federal securities laws, arising out of its engagement. Lehman Brothers is an investment banking firm that provides a full range of financial services for institutional and individual clients. Lehman Brothers does not admit that it or any of its directors, officers or employees is a "participant" as defined in Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended, in the solicitation, or that Schedule 14A requires the disclosure of certain information concerning Lehman Brothers. In connection with Lehman Brothers' role as financial advisor to Washington Mutual, Lehman Brothers and the following investment banking employees of Lehman Brothers may communicate in person, by telephone or otherwise with a limited number of institutions, brokers or other persons who are stockholders of Washington Mutual and Great Western: S. B. Wolitzer, P.
        R. Erlanger, S. Sobti, D. J. Kim, C. P. Sweeney and D. A. Trznadel. In the normal course of its business Lehman Brothers regularly buys and sells Washington Mutual Securities and Great Western Securities for its own account and for the accounts of its customers, which transactions may result in Lehman Brothers and its associates having a net "long" or net "short" position in Washington Mutual Securities, Great Western Securities or option contracts with other derivatives in or relating to Washington Mutual Securities or Great Western Securities. As of April 7, 1997, Lehman Brothers had positions in Washington Mutual Securities and Great Western Securities as principal as follows: (i) net "short" 224 of Washington Mutual s common shares; (ii) net "long" 27,434 shares of Washington
        Mutual s 9.12% preferred stock; (iii) net "long" 124,964 shares of Washington Mutual s 7.60% preferred stock; (iv) net "short" 3,509 of Great Western's common shares; and (v) net "long" 160,000 shares of Great Western's 8.30% preferred stock.

                                     # # #

        This news release includes the attached consolidating statement of operations, consolidated statement of financial condition and consolidated statement of changes in stockholders equity for the three months ended March 31, 1997, and March 31, 1996, and selected financial information for the same periods.


                      GREAT WESTERN FINANCIAL CORPORATION
                     CONSOLIDATING STATEMENT OF OPERATIONS
                             (Dollars in thousands)
                                   Unaudited

                                           Banking     Consumer
For the three months ended March 31        Operations  Finance Group           1997           1996
-----------------------------------     -------------  -------------  -------------  -------------
INTEREST INCOME
  Securities available-for-sale           $    12,284   $      2,453   $     14,737   $     14,631
  Morgage-backed securities                   138,577              -        138,577        174,026
  Loans
    Real estate                               521,689              -        521,689        521,110
    Consumer  Finance                               -         91,205         91,205         93,888
    Other                                       4,178              -          4,178         10,852
                                        -------------  -------------  -------------  -------------
     Total loan interest income               525,867         91,205        617,072        625,850
  Other                                        13,872              -         13,872         10,421
                                        -------------  -------------  -------------  -------------
     Total interest income                    690,600         93,658        784,258        824,928
INTEREST EXPENSE
  Deposits                                    277,656          2,120        279,776        303,004
  Borrowings
    Short-term borrowings                      94,277          5,756        100,033        116,338
    Long-term borrowings                       42,332         23,953         66,285         53,300
                                        -------------  -------------  -------------  -------------
 Total interest expense                       414,265         31,829        446,094        472,642
NET INTEREST INCOME                           276,335         61,829        338,164        352,286
Provision for loan and lease losses            24,990         15,400         40,390         42,100
                                        -------------  -------------  -------------  -------------
NET INTEREST INCOME AFTER PROVISION
   FOR LOAN AND LEASE LOSSES                  251,345         46,429        297,774         310,186

NONINTEREST INCOME
  Retail banking fees                          54,033              -         54,033          41,664
  Servicing fees                               12,317              -         12,317          11,453
  Securities operations                         7,776              -          7,776           6,210
  Real estate fees                              7,989              -          7,989           6,460
  Net insurance operations                      1,660          5,178          6,838           7,365
  Net gain on sale of mortgages                 1,732              -          1,732           2,332
  Other                                         3,751            888          4,639             224
                                        -------------  -------------  -------------  --------------
 Total noninterest income                      89,258          6,066         95,324          75,708
NONINTEREST EXPENSE
  Salaries and benefits                        85,807         18,253        104,060         115,123
  Transaction costs                            33,721              -         33,721               -
  Premises and occupancy                       27,546          2,837         30,383          31,843
  Data processing                              17,337                        17,337          17,513
  Operating losses and settlements              9,837              -          9,837           7,173
  Outside data processing                       9,199              -          9,199          11,591
  Professional fees                             9,162              -          9,162           6,123
  Telecommunications                            9,078              -          9,078           8,749
  Other                                        42,043         13,575         55,618          68,985
                                        -------------  -------------  -------------  --------------
    Total noninterest expense                 243,730         34,665        278,395         267,100
                                        -------------  -------------  -------------  --------------
EARNINGS BEFORE TAXES                          96,873         17,830        114,703         118,794
Income tax expense                             41,900          7,100         49,000          47,500
                                        -------------  -------------  -------------  --------------
NET EARNINGS                             $     54,973   $     10,730   $     65,703   $      71,294
                                        =============  =============  =============  ==============

Average common shares outstanding
  Without dilution                                                      141,305,122     139,142,551
  Fully diluted                                                         141,595,846     145,531,904
Earnings per share based on average common
  shares outstanding
  Primary                                                              $       0.44   $        0.47
  Fully diluted                                                                0.44            0.47
Cash dividends per common share                                                0.25            0.23


                      GREAT WESTERN FINANCIAL CORPORATION
                        SELECTED FINANCIAL INFORMATION
                             (Dollars in thousands)
                                   Unaudited


                                              Banking       Consumer
For the three months ended March 30        Operations  Finance Group           1997           1996
-----------------------------------     -------------  -------------  -------------  -------------
OTHER NONINTEREST INCOME
  Gain (loss) on sale of premises        $      6,931   $          -   $      6,931    $      (205)
  Gain on sale of leases                          716              -            716            539
  Net gain on sale of student loan                669              -            669            109
  Loss on affordable housing investment          (605)                         (605)          (965)
  Write-downs of mortgage-backed securities    (4,200)             -         (4,200)             -
  Other                                           240            888          1,128            746
                                        -------------  -------------  -------------  -------------
Total other noninterest income           $      3,751   $        888       $  4,639   $        224
                                        -------------  -------------  -------------  -------------
OTHER NONINTEREST EXPENSE
  Amortization of intangibles            $      7,014   $      1,961   $      8,975   $      9,429
  Postage                                       6,772              -          6,772          4,805
  Advertising and promotion                     4,042          1,052          5,094          9,159
  FDIC insurance premium                        4,577              -          4,577         16,146
  Contract services                             4,336              -          4,336          1,617
  Office supplies                               4,306              -          4,306          4,353
  Net real estate operations                    3,999              -          3,999          5,701
  Insurance                                     2,164              -          2,164          2,233
  Other                                         4,833         10,562         15,395         15,542
                                        -------------  -------------  -------------  -------------
Total other noninterest expense          $     42,043   $     13,575   $     55,618   $     68,985

NET REAL ESTATE OPERATIONS
  Net operating losses and holding costs $      4,361   $          -   $      4,361   $      7,951
  Write-downs                                   1,753              -          1,753              -
  Interest recognized on advances                (834)             -           (834)            (9)
  Net gain on sale of real estate              (1,281)             -         (1,281)        (2,241)
                                         ------------  -------------  -------------  -------------
                                         $      3,999   $          -   $      3,999   $      5,701
                                         ------------  -------------  -------------  -------------


                   GREAT WESTERN FINANCIAL CORPORATION
              CONSOLIDATED STATEMENT OF FINANCIAL CONDITION
                          (Dollars in thousands)
                                Unaudited

                                                                          March 31      December 31      March 31
                                                                            1997            1996           1996
                                                                        -------------  -------------- -------------
ASSETS
Cash                                                                     $    339,256    $    534,192  $    773,418
Certificates of deposit, repurchase agreements and federal fund               550,830         300,100       257,125
Securities available-for-sale                                               1,173,993       1,279,283     1,152,256
Mortgage-backed securities held-to-maturity (fair value
  $1,572,046, $1,622,573 and $1,843,391)                                    1,554,197       1,618,709     1,827,150
Mortgage-backed securities available-for-sale                               5,981,604       6,169,842     7,549,632
                                                                        -------------  --------------  ------------
                                                                            7,535,801       7,788,551     9,376,782
Loans receivable, net of allowance for loan and lease losses               30,999,178      30,717,320    29,277,567
Loans available-for-sale                                                      211,675         105,872       527,016
                                                                        -------------  -------------- -------------
  Net loans                                                                31,210,853      30,823,192    29,804,583
Investment in FHLB                                                            384,231         377,946       360,414
Real estate available-for-sale or development, net                            115,149         159,997       225,119
Interest receivable                                                           238,849         245,539       266,777
Premises and equipment, net                                                   525,178         552,422       592,651
Intangibles arising from acquisitions                                         277,016         285,991       314,284
Company owned life insurance                                                  182,643         180,319       165,722
Other assets                                                                  344,104         347,040       492,800
                                                                        -------------  -------------- -------------
      Total assets                                                         42,877,903      42,874,572    43,781,931
                                                                        =============  ==============  ============

LIABILITIES
Deposits                                                                   28,158,331     28,586,773     29,341,730
Short-term borrowings from FHLB                                             1,798,298      2,011,733      1,388,111
Securities sold under agreements to repurchase                              4,483,584      4,197,666      5,734,501
Short-term borrowings                                                       1,286,942      1,101,506        947,416
Long-term borrowings                                                        3,092,335      3,190,908      2,420,615
Accrued interest payable                                                      141,687        172,324        101,155
Taxes on income, principally deferred                                         297,404        226,075        325,971
Other liabilities and accrued expenses                                        634,252        692,387        600,300
        Total liabilities                                                  39,892,833     40,179,372     40,859,799

Guaranteed preferred beneficial interest in Company subordinated notes        400,000        100,000        100,000

STOCKHOLDERS' EQUITY
Preferred stock, par value $1.00 per share; Authorized 10,000,000 shares;
  Cumulative Convertible issued none, none and 517,500;
     Cumulative issued 660,000, 660,000 and 660,000                           165,000        165,000        294,375
  Common stock, par value $1.00 per share; Authorized 200,000,000 shares;
  Issued 137,885,310, 137,875,955 and 137,204,953                             137,885        137,876        137,205
Additional paid-in-capital                                                    677,250        680,428        711,770
Retained earnings-substantially restricted                                  1,563,139      1,535,264      1,606,287
Unearned compensation                                                               -           (327)        (3,294)
Securities valuation allowance                                                 41,796         76,959         75,789
        Total stockholders' equity                                          2,585,070      2,595,200      2,822,132
                                                                        -------------  -------------  -------------
        Total liabilities and stockholders' equity                       $ 42,877,903   $ 42,874,572   $ 43,781,931
                                                                        =============  =============  =============

                      GREAT WESTERN FINANCIAL CORPORATION
           CONSOLIDATED STATEMENT OF CHANGES IN STOCKHOLDERS' EQUITY
                             (Dollars in thousands)
                                   Unaudited

          For the three months ended March 31
          -----------------------------------                         1997           1996
          PREFERRED STOCK
               Balance, beginning of period                           $  165,000     $  294,375
               Balance, end of period                                    165,000        294,375

          COMMON STOCK
               Balance, beginning of period                              137,876        137,279
               Common stock issued upon exercise of stock options            988            136
               Common stock issued under dividend reinvestment plan           22             17
               Common stock acquired                                      (1,001)          (223)
               Restricted stock awards granted, net of cancellations          --             (4)
               Balance, end of period                                    137,885        137,205

          ADDITIONAL PAID-IN CAPITAL
               Balance, beginning of period                              680,428        713,889
               Common stock issued upon exercise of stock options         27,004          2,554
               Common stock issued under dividend reinvestment plan          825            380
               Common stock acquired                                     (31,007)        (4,996)
               Restricted stock awards granted, net of cancellations          --            (57)
               Balance, end of period                                    677,250        711,770

          RETAINED EARNINGS
               Balance, beginning of period                            1,535,264      1,572,782
               Net earnings                                               65,703         71,294
               Preferred stock dividends                                  (3,424)       (31,535)
               Common stock dividends                                    (34,404)        (6,254)
               Balance, end of period                                  1,563,139      1,606,287

          UNEARNED COMPENSATION
               Balance, beginning of period                                 (327)        (4,282)
               Amortization of restricted stock                              327            988
               Balance, end of period                                        ---         (3,294)


          SECURITIES VALUATION ALLOWANCE
               Balance, beginning of period                               76,959        108,433
               Change in unrealized net gain, net of taxes               (35,163)       (32,644)
               Balance, end of period                                     41,796         75,789

                    Total stockholders' equity                        $2,585,070     $2,822,132

                      GREAT WESTERN FINANCIAL CORPORATION
                        SELECTED FINANCIAL INFORMATION
                             (DOLLARS IN THOUSANDS)
                                   UNAUDITED


                                                            March 31       December 31       March 31
     At period ended                                            1997              1996           1996
     ---------------

     NONPERFORMING ASSETS AND TROUBLED DEBT RESTRUCTURINGS
     Delinquent loans (more than 90 days delinquent)
          Real estate                                       $  377,361       $303,180       $ 463,056
          Consumer Finance                                      44,879         45,622          26,044
          Other                                                  1,361          3,200           1,035
     Troubled debt restructurings                               47,068         74,196         111,983
     Real estate owned                                          77,102        119,799         189,155
                                                            $  547,771       $545,997       $ 791,273
     Percent to total assets                                      1.28%          1.27%           1.81%

     At or for the three months ended
     ALLOWANCE FOR LOAN AND LEASE LOSSES
     Beginning Balance                                      $   313,699    $   321,630       $362,849
     Provision for loan losses
          Real estate loans
            Single-family                                        33,710         83,876         26,932
            Commercial and other                                (10,184)       (14,993)            --
          Consumer Finance                                       15,400         15,400         14,500
          Other                                                   1,464          1,617            668
             Total provision for loan losses                     40,390         85,900         42,100

     Net charge-offs
          Real estate loans
            Single-family                                       (14,057)       (83,586)       (40,825)
            Commercial and other                                 (2,321)        (4,399)        (2,808)
          Consumer Finance                                      (15,100)        (3,940)       (13,453)


          Other                                                  (1,796)        (1,906)          (285)
            Total net charge-offs                               (33,274)       (93,831)       (57,371)
          Other                                                     (15)           ---             --
          Ending balance                                        320,800        313,699        347,578

     Total net loan charge-offs as a percentage of average
       loans (annualized)                                          0.43%          1.20%          0.76%

     Allowance for loan and lease losses as a percentage of
       total loans receivable (1)                                  1.02%          1.01%          1.15%

     For the three months ended
     LOANS ORIGINATED
          Real estate                                       $ 1,665,089     $1,632,143    $ 1,239,694
          Consumer Finance                                      463,914        601,787        404,693
          Other                                                  91,309         98,187         93,498
            Total new loans                                 $ 2,220,312     $2,332,117    $ 1,737,885

     REAL ESTATE LOANS SOLD                                 $   421,637     $  475,528    $   415,750

     LOANS SERVICED FOR OTHERS                              $11,523,560    $11,686,932    $11,106,036

     (1)  Total loans receivable exclude loans held for sale


                      GREAT WESTERN FINANCIAL CORPORATION
                         NET INTEREST INCOME
                        (Dollars in thousands)
                               Unaudited

                                                             Three Months Ended
                                   -----------------------------------------------------------------------------------------------
                                           March 31, 1997                      December 31, 1996               March 31, 1996
                                   -----------------------------------------------------------------------------------------------
                                                            Average                          Average                        Average
                                   Average      Average     Yield/   Average                 Yield/  Average                Yield
                                   Balance      Interest    Rate     Balance     Interest    Rate    Balance      Interest  Rate
                                   -------     ---------    -------  -------     --------    ------ --------      --------  -------


Earning Assets
    Repurchase agreements and
      federal funds                $   451,154  $    5,983   5.30%  $   321,186  $    4,570   5.69%  $   350,984  $   4,777   5.44%
    Securities available-for-sale      965,101      14,737   6.11     1,058,937      16,325   6.17       951,735     14,631   6.15
    Mortgage-backed securitities     7,624,849     138,577   7.27     8,058,016     143,369   7.12     9,610,728    174,026   7.24
    Loans
   Real estate                      28,825,042     521,689   7.24    28,696,621     522,365   7.28    27,662,772    521,110   7.54%
   Consumer Finance                  2,171,358      91,205  16.80     2,144,796      93,973  17.53     2,102,546     93,888  17.86
   Other                               241,872       4,178   6.91       499,578      12,359   9.90       540,020     10,852  8.04
                                  ------------  ----------  -----    ----------  ----------  -----  ------------  ---------  -----
     Total loans                    31,238,272     617,072   7.90    31,340,995     628,697   8.02    30,305,338    625,850  8.26
   Other                               510,510       7,889   6.18       504,953       8,586   6.80       332,512      5,644  6.79
                                  ------------  ----------  -----    ----------  ----------  -----   -----------   --------  -----
     Total earning assets           40,789,886     784,258   7.69    41,284,087     801,547   7.77    41,551,297    824,928  7.94
Other assets                         2,060,102                        2,022,416                        2,498,365
                                  ------------                       ----------                       ----------
     Total assets                   42,849,988                       43,306,503                       44,049,662
                                  ============                       ==========                       ==========
Interest Bearing Liabilities
    Deposits
  Checking                           4,276,095       6,613   0.62     4,395,367       7,875   0.72     4,457,642     8,522   0.76
Money market and other savings       7,103,560      56,723   3.19     6,621,412      52,906   3.20     6,553,877    46,542   2.84
  Term                              16,685,904     216,139   5.18    17,556,719     231,778   5.28    17,790,521   244,175   5.49
 Wholesale                             222,059         301   0.54       213,685         628   1.18       446,566     3,765   3.37
                                  ------------  ----------  -----    ----------   ---------  -----    ----------   -------   -----
     Total deposits                 28,287,618     279,776   3.96    28,787,183     293,187   4.07    29,248,606   303,004   4.14
    Borrowings
  Short-term borrowings from FHLB    1,454,875      20,050   5.51     1,441,553      20,773   5.76     1,052,974    14,613   5.55
  Securities sold under repurchase
    agreements                       4,713,046      64,078   5.44     4,815,685      67,234   5.58     6,193,162    84,558   5.46
  Short-term borrowings              1,186,580      15,905   5.36     1,320,154      17,731   5.37     1,155,897    17,168   5.94
  Long-term borrowings (1)           3,462,799      66,285   7.66     3,210,625      67,611   8.42     2,520,769    53,299   8.46
                                  ------------  ----------  -----    ----------  ----------  -----  ------------  --------    -----
     Total borrowings               10,817,300     166,318   6.15    10,788,017     173,349   6.43    10,922,802    169,638  6.21
     Total interest bearing       ------------  ----------  -----    ----------  ----------  -----   -----------  --------     -----
       liabilities                  39,104,918     446,094   4.56    39,575,200     466,536   4.72    40,171,408    472,642  4.71
Other liabilities                    1,133,372                        1,095,014                        1,058,560
Stockholders' equity                 2,611,698                        2,636,289                        2,819,694
                                  ------------                       ----------                       ----------
     Total liabilities and equity   42,849,988                       43,306,503                       44,049,662
                                  ============                       ==========                       ==========

Interest spread                                              3.13 %                           3.05%                          3.23%
                                                            =====                            =====                           ====
Effective yield
 Interest income/total earning
    assets                         $40,789,886  $  784,258   7.69%  $41,284,087  $    801,547   7.77% $41,551,297 $ 824,928  7.94%
 Interest expense/total earning
    assets                          40,789,886     446,094   4.37    41,284,087       466,536   4.52    41,551,297  472,642  4.55
Net interest income/net interest                ----------  -----                ------------  -----    ----------  -------- -----
  margin                                        $  338,164   3.32%                    335,011   3.25%             $ 352,286  3.39%
                                                ==========  =====                ============  =====               ========== =====

(1) Includes $316,129 of guaranteed preferred beneficial interest in Company subordinated notes at March 31, 1997 and $100,000 at
    December 31, 1996 and  March 31, 1996.

                      GREAT WESTERN FINANCIAL CORPORATION
                         SELECTED FINANCIAL STATISTICS
                             (Dollars in thousands)
                                   Unaudited

                                                     March 31    December 31       March 31
                                                         1997           1996           1996

     For the quarter ended
     Net earnings (annualized) as a percent of
     Average assets                                      0.61%          0.05%          0.65%
     Average equity                                     10.06%          0.79%         10.11%

     Stockholders' equity per
      common share                                     $17.55         $17.63         $18.42

     Tangible stockholders' equity
      per common share                                  15.54          15.55          16.13

     Common shares outstanding                    137,885,310    137,875,955    137,204,953

     GREAT WESTERN BANK, A FEDERAL SAVINGS BANK
      FULLY PHASED-IN CAPITAL RATIOS
     Leverage/tangible capital (1)                       5.95%         5.85%           5.84%
     Tier 1 risk-based capital (1)                       9.95%         9.77%           9.77%
     Risk-based capital (1)                             11.45%        11.23%          12.21%

     (1)  Amounts at March 31, 1997 are preliminary.